     As filed with the Securities and Exchange Commission on June 26, 1996.
                                                       Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               LABOR READY, INC.
             (Exact name of registrant as specified in its Charter)

             WASHINGTON                          7360                          91-1287341
     (State of Incorporation or            (Primary Standard          (IRS Employer Identification
           Organization)                      Industrial                         Number)
                                      Classification Code Number)

                 2156 PACIFIC AVENUE, TACOMA, WASHINGTON 98402
                                 (206) 383-9101
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

        RALPH E. PETERSON, 2156 PACIFIC AVENUE, TACOMA, WASHINGTON 98402
                                 (206) 383-9101
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                 WITH COPIES TO

                              MARK R. BEATTY, ESQ.
                              GARY J. KOCHER, ESQ.
                             PRESTON GATES & ELLIS
                          701 FIFTH AVENUE, SUITE 5000
                               SEATTLE, WA 98104
                           TELEPHONE: (206) 623-7580
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box: / /

    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED        PROPOSED
                                                               MAXIMUM         MAXIMUM
                                                              AGGREGATE       AGGREGATE       AMOUNT OF
                                            AMOUNT TO BE      PRICE PER        OFFERING      REGISTRATION
    TITLE OF SHARES TO BE REGISTERED         REGISTERED       SHARE (1)       PRICE (1)          FEE
Common Stock, no par value..............     2,497,495          $29.63       $74,000,777       $25,518

(1) The proposed maximum price per share and the proposed maximum aggregate offering price is based on the average of the high and low sale prices of the Company's Common Stock on the Nasdaq Stock Market on June 25, 1996, calculated in accordance with rule 457(c) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, Dated June 26, 1996

                               [LABOR READY LOGO]

                        2,497,495 SHARES OF COMMON STOCK

                            ------------------------

    All of the 2,497,495 shares (the "Common Shares") of common stock, no par value, of Labor Ready, Inc. (the "Company") being offered hereby (the "Offering") are being sold for the account of the Selling Shareholders on a delayed or continuous basis. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Shareholders.

    The Common Shares are being offered and sold by the Selling Shareholders in ordinary course broker or dealer transactions not involving an underwritten public offering.

    The Common Shares are listed on the Nasdaq National Market under the symbol "LBOR." On June 25, 1996, the reported last sale price of the Common Shares on the Nasdaq National Market was $29.13.

 SEE "RISK FACTORS" HEREIN FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD
  BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY   , 1996

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, (I) ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT ALL STOCK SPLITS DURING THE PERIODS PRESENTED AND
(II) REFERENCES TO THE "COMPANY" OR "LABOR READY" ARE TO THE CONSOLIDATED OPERATIONS OF LABOR READY, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Labor Ready, Inc. ("Labor Ready" or the "Company") is a leading, national provider of temporary workers for manual labor jobs. The Company's customers are primarily in the construction, freight handling, warehousing, landscaping, light manufacturing, and other light industrial businesses. These businesses require workers for lifting, hauling, cleaning, assembling, digging, painting and other types of manual work. The Company has rapidly grown from eight Company-owned dispatch offices in 1991 to 146 Company-owned dispatch offices at May 1, 1996. Substantially all of the growth in dispatch offices was achieved by opening locations rather than through acquisitions. The Company's revenues grew from $6.0 million to $94.4 million from 1991 through 1995. This revenue growth has been generated both by opening new dispatch offices and by continuing to increase sales at existing dispatch offices. In 1995, the average cost to open a new dispatch office was approximately $35,000 and dispatch offices opened in 1995 typically generated revenues sufficient to cover their operating costs in two to six months. In 1995, the average annual revenue per dispatch office open for more than a full year was $1.3 million.

    The Company's expansion strategy is to open dispatch offices in every metropolitan area in the United States and to continue to increase its market penetration in markets it presently serves. The Company currently anticipates opening approximately 94 dispatch offices in 1996, of which 40 have already been opened, and 100 dispatch offices in 1997. The Company uses its branch locations as traditional "dispatch offices" where workers (and prospective workers) meet to complete required documentation, receive work assignments, arrange transportation to and from the job site, and are paid at the end of each work day. The Company has standardized the operation, general design, staffing and equipment of the dispatch offices and has typically opened new dispatch offices in four to six weeks after identifying and securing a lease for a specific site. Dispatch office leases generally permit the Company to terminate on 30 days notice and upon payment of three months rent.

    The Company's objective is to become the leading provider of temporary workers for manual labor in the United States by emphasizing responsiveness and overall quality of service to customers. To achieve that objective, the Company opens its offices no later than 5:30 a.m., provides workers on short notice (often the same day as requested), and offers a "satisfaction guaranteed" policy. The Company attracts its workers by treating them with respect and through attractive employment policies. Most workers find the Company's "Work Today, Paid Today" policy appealing and arrive at the dispatch office early in the morning motivated to put in a good day's work and receive a paycheck at the end of the day.

    The Company relies on its general managers to conduct the overall operations and sales and marketing at its dispatch offices. In addition to managing the recruitment and daily dispatch of temporary workers, each general manager is responsible for customer service and managing the dispatch office's sales efforts, including identifying and soliciting local businesses likely to have a need for temporary manual workers. At the corporate level, the Company is currently developing and implementing coordinated sales and marketing strategies, which include the development of national accounts, the
dissemination   of   information  on   local   construction  activity   and  the
implementation of advertising campaigns in targeted markets prior to new dispatch office openings.

    The temporary staffing industry has grown rapidly in recent years as companies have used temporary employees to control personnel costs and to meet fluctuating personnel needs. According to the National Association of Temporary Staffing Services ("NATSS"), the United States market for the industrial segment of the temporary staffing marketplace (which includes the light industrial market that the Company serves) grew at a compound annual growth rate of approximately 25% from approximately $5.0 billion in 1991 to approximately $12.3 billion in 1995. The Company believes the temporary staffing industry is highly fragmented and presents opportunities for larger, well capitalized companies that can effectively manage workers' compensation costs and develop information systems to efficiently process the high volume of transactions and accurately coordinate multi-location activities.

    The Company is a Washington corporation which was incorporated in 1985. The Company's principal executive offices are located at 2156 Pacific Avenue, Tacoma, Washington 98402, and its telephone number is (206) 383-9101.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED AND INCORPORATED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

ABILITY TO ACHIEVE AND MANAGE GROWTH

    The Company's ambitious growth plans are subject to numerous and substantial risks. The Company's ability to continue its growth and profitability will depend on a number of factors, including the ability of the Company to attract and retain sufficient qualified managerial personnel to supervise multiple dispatch offices and to manage individual dispatch offices, the availability of temporary workers in each new location to fill the needs of customers, existing and emerging competition, collection of accounts receivable, and the availability of working capital to support anticipated growth. Labor Ready must continually adapt its management structure and internal control systems as the Company continues its rapid growth. There can be no assurances that the Company will be able to enter new markets through the opening of new dispatch offices or successfully manage the costs of opening and operating new dispatch offices. Any inability to achieve and manage the Company's ambitious growth plans could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON KEY PERSONNEL

    The Company's success depends to a significant extent upon the continued service of Glenn A. Welstad, its Chairman, President and Chief Executive Officer, and other members of the Company's executive management. The loss of any key executive could have a material adverse effect upon the Company's business, financial condition, and results of operations. Furthermore, the Company's future performance depends on its ability to identify, recruit, motivate, and retain key management personnel, including general managers, district managers, area directors, and other personnel. The failure to attract and retain key management personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATIONS, INCREASED EMPLOYEE COSTS AND WORKERS' COMPENSATION

    The Company is required to comply with all applicable federal and state laws and regulations relating to employment, including occupational safety and health provisions, wage and hour requirements, including payment of state and federal minimum wages, and workers' compensation and unemployment insurance. Costs and expenses related to these requirements are the Company's second largest expense and may increase as a result of, among other things, changes in federal or state laws or regulations requiring employers to provide specified benefits to employees (such as medical insurance), or increases in the minimum wage or the level of existing benefits, increased levels of unemployment, or the lengthening of periods for which unemployment benefits are available. Furthermore, workers' compensation expenses and the related liability accrual are based on the Company's actual claims experience in each respective state. The Company's management and safety programs attempt to minimize workers' compensation claims, but significant claims could require payment of substantial benefits. There can be no assurance that the Company will be able to increase fees charged to its customers to offset any increased costs and expenses, which could have a material adverse effect on the Company's business, financial condition and results of operations.

ADEQUACY OF WORKERS' COMPENSATION ARRANGEMENTS

    The Company maintains workers' compensation insurance, as required by state laws. The Company is required to pay premiums or contributions based on its business classification, and actual workers' compensation claims experience over time. In those states where private insurance is not allowed, the Company purchases its insurance through state workers' compensation funds. In all other states the Company provides coverage through an insurance company licensed to do business in those states. The Company's insurance policy provides for deductible amounts of $250,000 per claim and for 1995 a deductible for aggregate claims of $5.4 million. The Company deposits amounts based on its claims experience for those deductible amounts with an off-shore insurance company to pay claims not covered by its insurance policy. There can be no assurance that the Company's premiums will not increase substantially or that actual workers' compensation obligations will not substantially exceed the premium deposited with the off-shore insurance company.

RELIANCE ON AND ABILITY TO ATTRACT, DEVELOP AND RETAIN QUALIFIED DISPATCH OFFICE MANAGERS

    The Company relies significantly on the performance and productivity of its dispatch office general managers. Each general manager has primary responsibility for managing the operations of the dispatch office, including recruiting temporary workers, daily dispatch of temporary workers and collecting accounts receivable. In addition, each general manager has primary responsibility for customer service and the dispatch office's sales efforts including identifying and soliciting area businesses likely to have a need for temporary manual workers. The Company is highly dependent on its ability to hire, train and retain qualified general managers and the available pool of qualified candidates is limited. Prior to joining the Company, the typical general manager has little or no prior experience in the temporary employment industry. The Company commits substantial resources to the training, development and operational support of its general managers. In 1995, due to turnover, attrition or termination, the Company replaced approximately 26% of its general managers. There can be no assurance that the Company will be able to continue to recruit, train and retain qualified general managers; any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITIVE MARKET

    The temporary services industry is highly fragmented and highly competitive, with limited barriers to entry. A large percentage of temporary staffing companies are local operations with fewer than five offices. Within local or regional markets, these firms actively compete with the Company for business. There are several very large full-service and specialized temporary labor companies competing in national, regional and local markets, many of which have not aggressively expanded into the Company's market segment. Many of these competitors have substantially greater financial and marketing resources than those of the Company and may decide to expand their existing activities into the Company's market segment at any time. Price competition in the staffing industry is intense, particularly for provision of light industrial personnel, and pricing pressure from both competitors and customers is increasing. The Company expects that the level of competition will remain high or increase in the future. Competition, particularly from companies with greater financial and marketing resources than the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON INFORMATION PROCESSING SYSTEMS

    The Company's business depends upon its ability to store, retrieve, process and manage significant amounts of information. The Company's management information systems, including servers, networks, databases, backup and other systems essential for communication with dispatch offices, are located and maintained in the Company's Tacoma, Washington headquarters. Interruption, impairment of data integrity, loss of stored data, breakdown or malfunction of the Company's information processing systems caused by telecommunications failure, conversion difficulties, undetected data input and transfer errors, unauthorized access, viruses, natural disasters, electrical power outage or disruption, or other events could have a material adverse effect on the Company's business, financial condition and results of operations.

INDUSTRY RISKS

    Temporary staffing companies employ and place people in the workplaces of their customers. Attendant risks of the industry include possible claims of discrimination and harassment, employment of illegal aliens, violations of occupational, health and safety, or wage and hour laws and regulations, errors and omissions of its temporary employees, misappropriation of funds or property, other criminal activity or torts and other similar claims. Temporary staffing companies also are affected by fluctuations and interruptions in the business of their customers which could have a material adverse effect on their business, financial condition and results of operations. The temporary staffing industry may be adversely affected if Congress or state legislatures mandate specified benefits for temporary employees or otherwise impose costs and expenses on employers that increase the cost or lessen the attraction of using temporary workers.

LIABILITY FOR ACTS OF TEMPORARY WORKERS

    The Company may be held responsible for the actions at a jobsite of workers not under the Company's direct control. Although the Company historically has not experienced significant claims or losses due to these issues, there can be no assurance that the Company will not experience such claims or losses in the future or that the Company's insurance, if any, will provide coverage or be sufficient in amount or scope to cover any such liability. The Company seeks to reduce any liability for the acts or omissions of its temporary workers by specifying in its contracts with customers that the customers are responsible for all actions or omissions of the temporary workers. There can be no assurance that the terms of the contracts will be enforceable or that, if enforceable, they would be sufficient to preclude Company liability as a result of the actions of its temporary personnel or that insurance coverage will be available or adequate in amount to cover any such liability. If the Company is found liable for the actions or omissions of its temporary workers and adequate insurance coverage is not available, the Company's business, financial condition and results of operations could be materially and adversely affected.

LIMITED WORKING CAPITAL; ACCOUNTS RECEIVABLE

    In 1995, the Company incurred costs of approximately $2.0 million to open 57 new dispatch offices (an average of approximately $35,000 per dispatch office). Once open, the Company invests significant amounts of additional cash into the operations of new dispatch offices until they begin to generate sufficient revenue to cover their operating costs, generally in two to six months. Further, the Company pays its temporary personnel on a daily basis, and bills its customers on a weekly basis. The average collection cycle for 1995 was approximately 37 days. Consequently, the Company experiences significant negative cash flow from operations and investment activities during periods of high growth which also adversely impacts the Company's overall profitability. At March 31, 1996, the Company had $2.2 million accounts receivable more than 90 days past due. The Company expects to continue to experience periods of negative cash flow from operations and investment activities, and expects to require additional sources of capital in order to continue to grow. No assurances can be given that such capital will be available on acceptable terms. If adequate sources of working capital are not available, the Company's anticipated growth may not be realized, thereby adversely impacting the Company's business, financial condition and results of operations.

EFFECT OF ECONOMIC FLUCTUATIONS

    Demand for the Company's services may be significantly affected by the general level of economic activity and unemployment in the United States and specifically within the construction and light industrial trades. However, as economic activity increases, such as in recent years, temporary employees are often added to the work force before regular employees are hired. As economic activity slows, many companies reduce their use of temporary employees before laying off regular employees. In addition, the Company may experience heightened levels of competitive pricing pressure during such periods of economic downturn. World-wide economic conditions and U.S. trade policies also impact demand for the Company's services. No assurances can be given that the Company will benefit from increases in general economic activity in the U.S. or that the Company's rapid expansion will continue. A slow-down in general economic activity within the construction and light industrial trades could have a material adverse effect on the Company's business, financial condition and results of operations. Depending upon location, new dispatch offices initially target the construction industry for potential customers. As dispatch offices mature, the customer base broadens and the mix of work diversifies.

SEASONALITY OF BUSINESS OPERATIONS; INCLEMENT WEATHER

    Many of the Company's customers are construction and landscaping businesses that are significantly affected by the weather. Construction and landscaping businesses and, to a lesser degree, other customer businesses typically increase activity in spring, summer and early fall months and decrease activity in late fall and winter months. Inclement weather can slow construction and landscaping activities during such periods. The Company has generally experienced a significant increase in temporary labor demand in the spring, summer and early fall months, and lower demand in the late fall and winter months.

LIMITED OPERATING HISTORY FOR DISPATCH OFFICES

    The Company has experienced significant growth over the past few years, primarily as result of opening new dispatch offices. Over half of the Company's dispatch offices have been open for less than one year. As a result, there is no assurance that the newer dispatch offices will grow at the rates achieved at other dispatch offices or that newer dispatch offices will achieve profitability.

DEPENDENCE ON AVAILABILITY OF TEMPORARY WORKERS

    The Company must continually attract reliable temporary workers in order to meet customer needs. The Company competes for such workers with other temporary personnel companies, as well as actual and potential customers, some of which seek to fill positions with either regular or temporary employees. In addition, the Company's temporary workers sometimes become regular employees of the Company's customers. From time to time, during peak periods, the Company experiences shortages of available temporary workers. The failure to attract reliable temporary workers would have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY OFFICERS AND DIRECTORS

    As of June 13, 1996, the Company's officers and directors and their affiliates, in the aggregate, controlled 17.9% of the Common Stock and 68.1% of the Company's Series A Preferred Stock, $0.667 par value (the "Preferred Stock"), which represented in the aggregate 25.3% of the voting power of the capital stock of the Company. As a result, in certain circumstances, these shareholders, acting together, may be able to determine matters requiring approval of the shareholders of the Company, including the election of the Company's directors, or, voting as a separate class, they may delay, defer, or prevent a change in control of the Company. In addition, holders of the Company's subordinated debt have the contractual right to nominate one person for election as a director.

VOLATILITY OF STOCK PRICE

    The price of the Company's Common Stock has been, and is likely to continue to be, highly volatile. The market price of the Common Stock has fluctuated substantially in recent periods. Future announcements concerning the Company or its competitors, quarterly variations in operating results, introduction or changes in pricing policies by the Company or its competitors, changes in market demand, weather patterns and other acts of nature that may affect or be perceived to affect demand for the Company's services, or changes in sales growth or earnings estimates by analysts, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may materially and adversely affect the market price of the Common Stock. For the foregoing reasons, there can be no assurance that the market price of the Common Stock will not decline or experience extreme volatility. See "Price Range of Common Stock and Dividend Policy."

NO CASH DIVIDENDS ON COMMON STOCK

    The Company has never paid dividends on its Common Stock. The Company anticipates that for the foreseeable future, it will continue to retain its earnings for the operation and expansion of its business, and that it will not pay cash dividends on its Common Stock. In addition, the Company's credit agreements restrict the Company's ability to pay common stock dividends unless certain financial covenants are satisfied. See "Price Range of Common Stock and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of shares of Common Stock in the public market following the offering could have an adverse impact on the market price of the Common Stock. As of June 13, 1996, the Company had approximately 7.4 million shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants to purchase Common Stock). Substantially all of these shares have been registered under the Securities Act of 1933, as amended (the "Securities Act") or are otherwise freely tradeable.

    The Company has reserved 500,000 shares of Common Stock available for grants under its 1996 Stock Purchase Plan and Stock Option Plan. As of June 13, 1996 the Company had options outstanding to purchase 125,400 shares and warrants outstanding to purchase 706,368 shares of Common Stock. The Company has filed and intends to file registration statements under the Securities Act covering the shares of Common Stock issuable under the warrants and the Company's Stock Purchase Plan and Stock Option Plan. Upon effectiveness of such registration, shares issued upon the exercise of options covered thereby generally will be freely tradeable in the open market (subject to Rule 144 limitations applicable to affiliates). No predictions can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Common Shares offered by the Selling Shareholders, nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit. See "Selling Shareholders."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The following table sets forth the range of high and low (i) bid quotation per share for the Common Stock on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. for the periods in the year ended December 31, 1994 through June 12, 1996 and (ii) closing sale price of the Common Stock on the Nasdaq National Market for all periods after June 12, 1996.

                                                                            HIGH        LOW
                                                                          ---------  ---------
Year Ended December 31, 1994
  First Quarter.........................................................  $    2.67  $    1.34
  Second Quarter........................................................       2.50       2.00
  Third Quarter.........................................................       3.50       2.50
  Fourth Quarter........................................................       6.25       3.50
Year Ended December 31, 1995
  First Quarter.........................................................       7.17       6.00
  Second Quarter........................................................      13.67       6.42
  Third Quarter.........................................................      13.67      10.83
  Fourth Quarter........................................................      17.00      10.17
Year Ended December 31, 1996
  First Quarter.........................................................      22.00      13.50
  Second Quarter (through June 25, 1996)................................      33.00      19.00

    The Company had 625 shareholders of record as of June 18, 1996. The bid price reflects inter-dealer prices and does not include retail markup, markdown or commission. The bid price does not reflect prices in actual transactions. As of June 25, 1996, the closing sale price for the Common Stock on the Nasdaq National Market was $29.13 per share.

    The present policy of the Company is to retain earnings for the operation and expansion of its business. The Company has never paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future. In addition, the Company's credit agreements restrict the payment of cash dividends. The Company pays a 5% cumulative dividend on its outstanding Preferred Stock.

                              SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of June 18, 1996 and as adjusted to reflect the sale of the Common Shares offered hereby for all Selling Shareholders:

                                                       SHARES OF       SHARES OF
                                                     COMMON STOCK   COMMON STOCK TO    SHARES OF          %
                                                         OWNED            BE         COMMON STOCK   BENEFICIALLY
                                                     PRIOR TO THE       SOLD IN       OWNED AFTER    OWNED AFTER
NAME OF SELLING SHAREHOLDER                            OFFERING        OFFERING        OFFERING     OFFERING (1)
- ---------------------------------------------------  -------------  ---------------  -------------  -------------
Alexander, Jack....................................        12,000          12,000         --             --
Allied Investment Corporation (2)..................       341,184         341,184         --             --
Bangs, David L. (3)................................         9,000           9,000         --             --
Barnes, Dexter & Mary..............................         6,000           6,000         --             --
Batastini, Ralph...................................        39,500          39,500         --             --
Beauvoix Trust, Britten............................        12,000          12,000         --             --
Bruce, John M......................................        12,700           4,500          8,200          *
Cadwalder, Donald J................................         6,000           6,000         --             --
Callahan, Bobby Dean...............................         6,000           6,000         --             --
Caplan, James (4)..................................       189,669         189,669         --             --
Carlson, Ron C.....................................         1,500           1,500         --             --
Cleveland, Misty (5)...............................         5,000           5,000         --             --
Coghlan, William...................................        12,579          12,579         --             --
Cohen Trust, Kenneth...............................        38,658           7,500         31,158          *
Curtis, William L. (3).............................         3,000           3,000         --             --
Davis, Glen........................................         6,000           6,000         --             --
DeMeester Family Partners..........................         6,600           6,600         --             --
Demeester, Wayne F. (3)............................         6,000           6,000         --             --
Dempsey IRA, Ilene.................................         8,400           8,400         --             --
Dempsey, Edward and Ilene..........................         8,772           8,772         --             --
Dempsey IRA, Edward................................        35,644          35,644         --             --
Doucette, Daryl (5)................................        20,658          20,658         --             --
Enget, Dwight G. (5)...............................        83,900          83,900         --             --
Everen Securities, Inc.............................        24,000          24,000         --             --
Ferrell, Jacqleen..................................         1,750           1,750         --             --
Friedman, Richard..................................        24,000          24,000         --             --
Funk, Cynthia (6)..................................         5,655           5,655         --             --
Funk, Cynthia and Todd.............................        12,300          12,300         --             --
Gibson, Michael (5)................................        15,316          15,316         --             --
Gilbert, Keith B. (5)..............................         5,000           5,000         --             --
Giles, Jerry.......................................        18,075          15,000          3,075          *
Grant, Kimberly....................................        17,500          12,000          5,500          *
Hackett, Raymond C.................................         3,200           3,200         --             --
Hammersly, Wayne M.................................         3,000           3,000         --             --
Hampton, Ken (5)...................................         5,000           5,000         --             --

                                                       SHARES OF       SHARES OF
                                                     COMMON STOCK   COMMON STOCK TO    SHARES OF          %
                                                         OWNED            BE         COMMON STOCK   BENEFICIALLY
                                                     PRIOR TO THE       SOLD IN       OWNED AFTER    OWNED AFTER
NAME OF SELLING SHAREHOLDER                            OFFERING        OFFERING        OFFERING     OFFERING (1)
- ---------------------------------------------------  -------------  ---------------  -------------  -------------
Howard, Henry (5)..................................        12,000          12,000         --             --
Hepler, Lavelle Y..................................        12,295          12,295         --             --
Herr, Brad E. (6)..................................        25,197          25,197         --             --
Hjorten, Patrick...................................         6,000           6,000         --             --
Holifer, Mark L....................................         6,000           6,000         --             --
Holmgren, Donald and Dorothy.......................        23,438          23,438         --             --
Hund, Charles Patrick..............................        27,000          18,200          8,800          *
Jensen, Peter......................................        30,000          30,000         --             --
Jones, Peter.......................................         2,000           2,000         --             --
Junck, Ronald (7)..................................        43,158          43,158         --             --
K&J Farms, Inc.....................................        12,000          12,000         --             --
Keator, Mary L. (5)................................         6,000           6,000         --             --
Keeler, Steve L....................................         4,700           4,500            200          *
Kern, Daniel.......................................         6,000           6,000         --             --
Kiawah Capital Partners............................        36,000          36,000         --             --
Kleeman, Stephen H.................................        30,000          30,000         --             --
Kovich, August.....................................         6,000           6,000         --             --
Kupers Trust, Kyle D...............................         6,000           6,000         --             --
Labor Ready 401 Stock Account......................         1,197           1,197         --             --
LaFace, Delbert....................................        66,000          66,000         --             --
LaMear, Barbara A..................................         3,000           3,000         --             --
Laxton, Dennis.....................................        11,720          11,720         --             --
Leason, Harvey G...................................         5,000           5,000         --             --
Lella Family Trust.................................         9,500           9,500         --             --
Lunkes, Joseph C. (3)..............................         3,000           3,000         --             --
Manry, John P......................................        44,000          44,000         --             --
Mackenroth IRA, Thomas.............................         8,000           8,000         --             --
McChesney, Thomas (8)..............................        29,158          29,158         --             --
McCune Trust, David & Debra........................        11,225          11,225         --             --
Miraglia Trust, Attilio............................         6,500           6,500         --             --
Blake, Miraglia....................................           600             600         --             --
Miraglia Trust, Cecilia A..........................         1,500           1,500         --             --
Miraglia, Chad.....................................           600             600         --             --
Miraglia, Stephen..................................        23,439          23,439         --              *
Miraglia Trust, Stephen............................         3,400           3,400         --             --
Newton, William....................................        21,473          21,473         --             --
Newton Family LLC..................................       120,000         120,000         --             --
Nicoletta, Andrew F................................         5,000           5,000         --             --
Parker, Tracy......................................         3,000           3,000         --             --

                                                       SHARES OF       SHARES OF
                                                     COMMON STOCK   COMMON STOCK TO    SHARES OF          %
                                                         OWNED            BE         COMMON STOCK   BENEFICIALLY
                                                     PRIOR TO THE       SOLD IN       OWNED AFTER    OWNED AFTER
NAME OF SELLING SHAREHOLDER                            OFFERING        OFFERING        OFFERING     OFFERING (1)
- ---------------------------------------------------  -------------  ---------------  -------------  -------------
Peterson, Ralph E. (9).............................        30,000          30,000         --             --
Peterson, William..................................        36,000          36,000         --             --
Pettingill, Robert F...............................         3,600           3,600         --             --
Powell, Martin A...................................        24,000          24,000         --             --
Quinton, Carlyn A..................................        12,000          12,000         --             --
Renz IRA, Phillip V................................         7,200           7,200         --
Reprints, Inc......................................         6,000           6,000         --             --
Ringdahl, Mindi (5)................................        10,000          10,000         --             --
Rosendahl, Steven F................................         5,000           5,000         --             --
Rydesky, Merle F...................................         7,200           7,200         --             --
Sabo, John Scott (5)...............................        30,579          30,579         --             --
Seacoast Capital Partners Limited Partnership
 (3)...............................................       341,184         341,184         --             --
Seago IRA, Susan C.................................         7,500           7,500         --             --
Schnieder, Jim.....................................         5,000           5,000         --             --
Slate, William R...................................         9,050           3,200          5,850          *
Smith, Andrew D. (3)...............................         3,000           3,000         --             --
Spiker & Associates................................       123,000         100,000         23,000          *
Sullivan, Robert (10)..............................         9,000           9,000         --             --
Talbot, Ronald J...................................         8,900           8,900         --             --
Tedesco, Carolyn...................................         2,500           2,500         --             --
Thompson, William..................................        13,158          13,158         --             --
Trujillo, David (11)...............................        11,000          11,000         --             --
Van Avery, Dennis (5)..............................        15,395          15,395         --             --
Watkins, Boyd......................................         3,000           3,000         --             --
Welstad, Lee Ann & T...............................        62,582          61,632         --
Welstad, Sherman...................................         6,000           6,000         --             --
Welstad, T. Eric (5)...............................        40,000          40,000         --             --
Welstad, Todd (5)..................................        64,000          64,000         --             --
Williams, Gerald & Irene...........................        11,720          11,720         --             --
                                                     -------------  ---------------
  Totals...........................................     2,584,228       2,497,495
                                                     -------------  ---------------
                                                     -------------  ---------------

- ------------------------
         *
     Indicates less than 1%.

       (1)
     Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and includes shares of Common Stock issuable upon exercise of options, warrants and other securities convertible into or exchangeable for Common Stock ("Convertible Securities") currently exercisable or exercisable within 60 days of June 18, 1996.

       (2)
     Represents shares of Common Stock issuable upon exercise of warrants held by Allied Investment Corporation for 180,828 shares, Allied Investment Corporation II for 88,707 shares, and Allied Capital

     Corporation II for 71,649 shares, a family of investment companies whose investments are managed by Allied Capital Corporation. The exercise price of the warrants is $11.67 per share and the warrants expire on October 31, 2002.

       (3)
     Represents shares of Common Stock issuable upon exercise of warrants that are currently exercisable at an exercise price of $11.67 per share and which expire on October 31, 2002.

       (4)
     James Caplan is a consultant to the Company on shareholder communications and related matters.

       (5)
     Employee of the Company.

       (6)
     Brad E. Herr serves as legal counsel to the Company.

       (7)
     Ronald L. Junck is the Secretary, general counsel and a director of the Company.

       (8)
     Thomas E. McChesney is a director of the Company. Includes 19,158 shares of Common Stock held individually by Thomas E. McChesney and 10,000 shares of Common Stock held by Elizabeth R. McChesney, his wife.

       (9)
     Ralph E. Peterson is the Chief Financial Officer, Assistant Secretary and a director of the Company. 20,000 of his 30,000 shares of Common Stock are issuable upon the exercise of stock options at an exercise price of $11.90 per share.

      (10)
     Robert Sullivan is a director of the Company.

      (11)
     David Trujillo was employed by the Company in a management capacity during 1994. Mr. Trujillo is no longer employed by the Company.

                              PLAN OF DISTRIBUTION

    This Prospectus, and the Registration Statement of which it is a part, is in furtherance of a "shelf" registration pursuant to Rule 415 promulgated by the Commission under the Securities Act. The distribution of shares by the Seling Shareholders, if any, may be effected from time to time in one or more transactions (which may include block transactions) on the open market in ordinary course broker or dealer transactions (not involving an underwritten public offering) on the Nasdaq National Market, on which the Company's Common Stock is listed, in privately negotiated transactions, in transactions pursuant to Rule 144 under the Securities Act or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.

    The Selling Shareholders may effect such transactions by selling shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent. The Selling Shareholders and any broker-dealers that participate in the distribution may be deemed to the "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon by Preston Gates & Ellis, Seattle, Washington. As of June 13, 1996, attorneys in the firm of Preston Gates & Ellis in the aggregate owned 3,100 shares of Common Stock.

                                    EXPERTS

    The financial statements incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements, and other information filed by the Company can be inspected at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street Northwest, Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street Northwest, Washington, D.C. 20549.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto filed with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company with the Commission under the Exchange Act or the Securities Act and are incorporated herein by reference:

    1. Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1995;

    2. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering; such documents shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents; and

    3. Prospectus dated June 12, 1996 filed pursuant to Rule 424(b)(4) of the Securities Act, and any amendment or supplement thereto, included in the Company's Registration Statement No. 333-3183, which includes a description of the Common Stock.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral requests. Requests should be directed to the Assistant Secretary of the Company, 2156 Pacific Avenue, Tacoma, WA 98402, telephone (206) 383-9101.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           2
Risk Factors...................................           3
Use of Proceeds................................           7
Price Range of Common Stock and Dividend
 Policy........................................           7
Selling Shareholders...........................           8
Plan of Distribution...........................          12
Legal Matters..................................          12
Experts........................................          12
Available Information..........................          12
Incorporation of Certain Documents By
 Reference.....................................          13

                                2,497,495 SHARES

                               [LABOR READY LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 JULY   , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The   following  table  sets  forth  the  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC Registration Fee):

SEC Registration Fee...........................................  $  25,518
Legal Fees and Expenses........................................     10,000
Printing Expenses..............................................     10,000
Miscellaneous Expenses.........................................      4,482
                                                                 ----------
      TOTAL....................................................  $  50,000
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

    The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the fullest extent permitted by the Washington Business Corporation Act, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Bylaws contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct finally adjudicated to be in violation of
Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction with respect to which it is finally adjudged that a director personally received a benefit in money, property or services to which the director was not legally entitled.

ITEM 16. EXHIBITS.

EXHIBIT
  NO.                             DESCRIPTION
- ------------------------------------------------------------------------
  5.1  Opinion of Preston Gates & Ellis
 23.1  Consent of BDO Seidman, LLP
 23.2  Consent of Preston Gates & Ellis (contained in Exhibit 5.1)
 24.1  Power of Attorney (see signature page)

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tacoma, State of Washington on this 26th day of June, 1996.

                                          LABOR READY, INC.

                                          By         /s/ GLENN A. WELSTAD
                                          --------------------------------------
                                                          Glenn A. Welstad
                                                    CHAIRMAN AND CHIEF EXECUTIVE
                                          OFFICER

                               POWER OF ATTORNEY

    Know all men by these presents, that each person whose signature appears below constitutes and appoints jointly and severally, Glenn A. Welstad and Ralph
E. Peterson, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON JUNE 26, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                      SIGNATURE                                                   TITLE
- ------------------------------------------------------  ---------------------------------------------------------

                      /s/ GLENN A. WELSTAD              Chairman, Chief Executive Officer and Director (Principal
     -------------------------------------------         Executive Officer)
                   Glenn A. Welstad

                      /s/ RALPH E. PETERSON             Chief Financial Officer and Director (Principal Financial
     -------------------------------------------         and Accounting Officer)
                  Ralph E. Peterson

                     /s/ ROBERT J. SULLIVAN
     -------------------------------------------        Director
                  Robert J. Sullivan

                    /s/ THOMAS E. MCCHESNEY
     -------------------------------------------        Director
                 Thomas E. McChesney

                       /s/ RONALD L. JUNCK
     -------------------------------------------        Secretary and Director
                   Ronald L. Junck